Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement on Form S-3 (No. 333-164654) of our report dated December 14, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in accounting for convertible debt discussed in Note 3, which is as of March 10, 2010 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Rentech, Inc.’s Current Report on Form 8-K dated March 10, 2010. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Los Angeles, California
March 29, 2010